Exhibit 10.2

AMENDMENT NUMBER 9

MIDDLE GRAND REGION

CONTRACTOR RISK AGREEMENT

BETWEEN

THE STATE OF TENNESSEE,

d.b.a. TENNCARE

AND

AMERIGROUP TENNESSEE, INC.

CONTRACT NUMBER: FA- 07-16936-00

For and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to clarify and/or amend the Contractor Risk Agreement (CRA) by and between the State of Tennessee TennCare Bureau, hereinafter referred to as TENNCARE, and AMERIGROUP TENNESSEE, INC., hereinafter referred to as the CONTRACTOR as specified below.

Titles and numbering of paragraphs used herein are for the purpose of facilitating use of reference only and shall not be construed to infer a contractual construction of language.

1.	Section 1 shall be amended by adding the following definitions:

Eligible Individual — With respect to Tennessee’s Money Follows the Person Rebalancing Demonstration (MFP) and pursuant to Section 6071(b)(2) of the Deficit Reduction Act as amended by Section 2403 of the Affordable Care Act (ACA), the State’s approved MFP Operational Protocol and TENNCARE Rules, a member who qualifies to participate in MFP. Such person, immediately before beginning participation in the MFP demonstration project, shall;

1.	Reside in a Nursing Facility (NF) or an Intermediate Care Facility for persons with Mental Retardation (ICF/MR) and have resided for a period of not less than ninety (90) consecutive days in a Qualified Institution.

a.	Inpatient days in an institution for mental diseases (IMDs) which includes Psychiatric Hospitals and Psychiatric Residential Treatment Facilities (PRTF) may be counted only to the extent that Medicaid reimbursement is available under the State Medicaid plan for services provided by such institution. Medicaid payments may only be applied to persons in IMDs who are over 65 or under 21 years of age.

b.	Any days that an individual resides in a Medicare certified Skilled Nursing Facility (SNF) on the basis of having been admitted solely for purposes of receiving post-hospital short-term rehabilitative services covered by Medicare shall not be counted for purposes of meeting the ninety (90)-day minimum stay in a Qualified Institution established under ACA.

c.

Short-term continuous care in a nursing facility, to include Level 2 nursing facility reimbursement, for episodic conditions to stabilize a condition rather than admit to hospital or to facilitate hospital discharge, and inpatient rehabilitation facility services reimbursed by the CONTRACTOR (i.e., not covered by

Medicare) as a cost-effective alternative (see Section 2.6.5) and provided in a Qualified Institution shall be counted for purposes of meeting the ninety (90)-day minimum stay in a Qualified Institution established under ACA.

2.	Be eligible for and receive Medicaid benefits for inpatient services furnished by the nursing facility or ICF/MR for at least one (1) day. For purposes of this Agreement, an Eligible Individual must reside in a nursing facility and be enrolled in CHOICES Group for a minimum of one (1) day and must be eligible to enroll and transition seamlessly into CHOICES Group 2 (without delay or interruption).

3.	Meet nursing facility or ICF/MR level of care, as applicable, and, but for the provision of ongoing CHOICES HCBS, continue to require such level of care provided in an inpatient facility.

Family Member — For purposes of a Qualified Residence under the State’s MFP Rebalancing Demonstration, a family member includes a person with any of the following relationships to the member, whether related by blood, marriage, or adoption, and including such relationships (as applicable) that may have been established through longstanding (a year or more) foster care when the member was a minor

1.	Spouse, and parents and siblings thereof;

2.	Sons and daughters, and spouses thereof;

3.	Parents, and spouses and siblings thereof;

4.	Brothers and sisters, and spouses thereof;

5.	Grandparents and grandchildren, and spouses thereof; and

6.	Domestic partner and parents thereof, including domestic partners of any individual in 2 through 5 of this definition. A domestic partner means an adult in a committed relationship with another adult. Committed relationship means one in which the member, and the domestic partner of the member, are each other’s sole domestic partner (and are not married to or domestic partners with anyone else); and share responsibility for a significant measure of each other’s common welfare and financial obligations.

Step and in-law relationships are included in this definition, even if the marriage has been dissolved, or a marriage partner is deceased.

Family member may also include the member’s legal guardian or conservator or someone who was the legal guardian or conservator of the member when the member was a minor or required a legal guardian or conservator;

Money Follows the Person Rebalancing Demonstration (MFP) — A federal grant established under the Deficit Reduction Act and extended under the Affordable Care Act that will assist Tennessee in transitioning Eligible Individuals from a nursing facility or ICF/MR into a Qualified Residence in the community and in rebalancing long-term care expenditures. The grant provides enhanced match for HCBS provided during the first 365 days of community living following transition.

Qualified Institution — With respect to Tennessee’s MFP Rebalancing Demonstration, and pursuant to Section 6071(b)(3) of the DRA, a hospital, nursing facility, or ICF/MR.

1.	An institution for mental diseases (IMDs) which includes Psychiatric Hospitals and Psychiatric Residential Treatment Facilities (PRTF) shall be a Qualified Institution only to the extent that Medicaid reimbursement is available under the State Medicaid plan for services provided by such institution. Medicaid payments may only be applied to persons in IMDs who are over 65 or under 21 years of age.

2.	Any days that an individual resides in a Medicare certified Skilled Nursing Facility (SNF) on the basis of having been admitted solely for purposes of receiving post-hospital short-term rehabilitative services covered by Medicare shall not be counted for purposes of meeting the ninety (90)-day minimum stay in a Qualified Institution established under ACA.

Qualified Residence — With respect to Tennessee’s MFP Rebalancing Demonstration, and pursuant to Section 6071(b)(6) of the DRA, the residence in the community in which an Eligible Individual will reside upon transition to the community which shall be one of the following:

1.	A home owned or leased by an Eligible Individual or the individual’s family member;

2.	An apartment with an individual lease, with lockable access and egress, and which includes living, sleeping, bathing, and cooking areas over which the Eligible Individual or the individual’s family has domain and control; or

3.	A residence in a community-based residential setting in which no more than four (4) unrelated individuals reside.

Additional requirements pertaining to a Qualified Residence set forth in MFP Policy Guidance issued by the Centers for Medicare and Medicaid Services (CMS) shall apply for all persons participating in MFP.

TENNCARE PreAdmission Evaluation System (TPAES). — A_component of the State’s Medicaid Management Information System and part of the system of record for all PreAdmission Evaluation (i.e., level of care) submissions and level of care determinations, as well as enrollments into and transitions between LTC programs, including CHOICES and the State’s MFP Rebalancing Demonstration (MFP), and which shall also be used to gather data required to comply with tracking and reporting requirements pertaining to MFP.

Transition Team — Teams the CONTRACTOR may elect to establish in order to fulfill its obligations pursuant to Nursing Facility to Community Transitions (see Section 2.9.6.8) and the MFP Rebalancing Demonstration (see Section 2.9.8). If an MCO elects to use one or more Transition Teams, the Transition Team shall consist of at least one person who meets the qualifications of a care coordinator and specific other persons with relevant expertise and experience who are assigned to support the care coordinator(s) in the performance of transition activities for a CHOICES Group 1 member. All transition activities identified as responsibilities of the care coordinator shall be completed by an individual who meets all of the requirements to be a care coordinator.

2.	Section 2.9.5.4 shall be amended by adding a new Section 2.9.5.4.1 as follows:

2.9.5.4.1	In addition to requirements pertaining to nursing facility to community transitions (see Section 2.9.6.8), members in CHOICES Group 1 who are under the age of 21 and who are residents of a nursing facility and have requested to transition home will be provided coordination of care by CHOICES and MCO Case Management staff:

2.9.5.4.1.1	Member will be informed by CHOICES care coordinator of disenrollment from CHOICES upon discharge from Nursing Facility;

2.9.5.4.1.2	Member will be referred by CHOICES Care Coordinator to MCO Case Management within three (3) business days of the transition request, for service identification and implementation in the home setting;

2.9.5.4.1.3	MCO Case Manager will be responsible for developing service plan for the home setting;

2.9.5.4.1.4.1	CHOICES Care Coordinator will communicate weekly via phone or face-to-face visits with the MCO Case Management staff, the member and/or his parent or guardian (as applicable and appropriate), and the nursing facility staff to ensure timely progression of the transition plan until the transition plan is complete; and

2.9.5.4.1.5	Any EPSDT benefits needed by the child in the community as an alternative to nursing facility care, including medically necessary home health or private duty nursing, as applicable, shall be initiated immediately upon transition from a nursing facility (i.e., CHOICES Group 1) to the community and as of the effective date of transition with no gaps between the member’s receipt of nursing facility services and EPSDT benefits.

3.	Section 2.9.6.3.20.1 shall be deleted and replaced by new Sections 2.9.6.3.20.1 and 2.9.6.3.20.2 and the remaining Sections of 2.9.6.3.20 shall be renumbered accordingly, including any references thereto.

2.9.6.3.20.1	For purposes of the CHOICES program, service authorizations for CHOICES HCBS shall include the amount, frequency, and duration of each service to be provided, and the schedule at which such care is needed, as applicable; and other relevant information as prescribed by TENNCARE. The CONTRACTOR may determine the duration of time for which CHOICES HCBS will be authorized. However, the CONTRACTOR shall be responsible for monitoring its authorizations and for ensuring that there are no gaps in authorizations for CHOICES HCBS in accordance with the plan of care. Retroactive entry or adjustments in service authorizations for CHOICES HCBS should be made only when required to accommodate payment of services that had been authorized but an adjustment in the schedule of services was required based on the member’s needs.

2.9.6.3.20.2	The CONTRACTOR may decide whether it will issue service authorizations for nursing facility services, or whether it will instead process claims for such services in accordance with the level of care and/or reimbursement (including the duration of such level of care and/or reimbursement) approved by TENNCARE (see Section 2.14.1.12), except that the CONTRACTOR may reimburse a lesser level of service when such lesser level of service is billed by the facility. If the CONTRACTOR elects to authorize nursing facility services, the CONTRACTOR may determine the duration of time for which nursing facility services will be authorized. However, the CONTRACTOR shall be responsible for monitoring its authorizations and for ensuring that there are no gaps in authorizations for CHOICES nursing facility services in accordance with the level of care and/or reimbursement approved by TENNCARE. Retroactive entry or adjustments in service authorizations for nursing facility services should be made only upon notification of retroactive enrollment into or disenrollment from CHOICES Group la or lb via the outbound 834 file from TENNCARE.

4.	Section 2.9.6.5.1.1 shall be deleted and replaced as follows:

2.9.6.5.1.1	As part of the face-to-face intake visit for current members or face-to-face visit with new members in CHOICES Group 1, as applicable, a care coordinator shall conduct any needs assessment deemed necessary by the CONTRACTOR, using a tool prior approved by TENNCARE and in accordance with protocols specified by TENNCARE. This assessment may include identification of targeted strategies related to improving health, functional, or quality of life outcomes (e.g., related to disease management or pharmacy management) or to increasing and/or maintaining functional abilities, including services covered by the CONTRACTOR that are beyond the scope of the nursing facility services benefit. The care coordinator shall ensure coordination of the member’s physical health, behavioral health, and long-term care needs and shall assess at least annually the member’s potential for an interest in transition to the community. For children under the age of 21 in nursing facilities, this shall include explanation to the member or his parent or authorized representative, as applicable, of benefits available pursuant to EPSDT, including medically necessary benefits such as home health or private duty nursing that may be provided in the community as an alternative to nursing facility care.

5.	Section 2.9.6.8 shall be amended by adding a new Section 2.9.6.8.2 and the remaining Section 2.9.6.8 shall be renumbered, including any references thereto.

2.9.6.8.2	Members in CHOICES Group 1 (who are residents of a nursing facility) and who are under the age of twenty-one (21) and have requested to transition home will be provided coordination of care by CHOICES and MCO Case Management staff (see Section 2.9.5.4.1).

6.	Section 2.9.6.8 shall be amended by adding a new Section 2.9.6.8.16 and renumbering the remaining Sections accordingly including any references thereto.

2.9.6.8.16	Ongoing CHOICES HCBS and any medically necessary covered home health or private duty nursing services needed by the member shall be initiated immediately upon transition from a nursing facility (i.e., CHOICES Group 1) to the community (i.e., CHOICES Group 2) and as of the effective date of transition with no gaps between the member’s receipt of nursing facility services and ongoing CHOICES HCBS.

7.	Section 2.9.6.9.1.1.1 shall be deleted and replaced as follows:

2.9.6.9.1.1.1	Develop protocols and processes to work with nursing facilities to coordinate the provision of care. At minimum, a care coordinator assigned to a resident of the nursing facility shall participate in quarterly Grand Rounds (as defined in Section 1). At least two of the Grand Rounds per year shall be conducted on-site in the facility, and the Grand Rounds shall identify and address any member who 1) has experienced a potential significant change in needs or circumstances (see Section 2.9.6.9.1.1.5); 2) the nursing facility or MCO has expressed concerns; or 3) is under the age of twenty-one (21).

8.	Section 2.9.6.9.4.3.6 shall be amended by adding new text as follows:

2.9.6.9.4.3.6	Members in CHOICES Group 1 (who are residents of a nursing facility) and who are twenty-one years of age and older shall receive a face-to-face visit from their care coordinator at least twice a year with an interval of at least one-hundred and twenty (120) days between visits. Members in CHOICES Group 1 (who are residents of a nursing facility) who are under the age of twenty-one (21) shall receive a face-to-face visit from their care coordinator at least quarterly with an interval of at least sixty (60) days between visits.

9.	Section 2.9.6.9.4.3 shall be amended by adding a new Section 2.9.6.9.4.3.8 and renumbering the remaining Sections accordingly including any references thereto.

2.9.6.9.4.3.8	Members in CHOICES Group 2 participating in MFP shall, for at least the first ninety (90) days following transition to the community, be visited in their residence face-to-face by their care coordinator at least monthly with an interval of at least fourteen (14) days between contacts to ensure that the plan of care is being followed, that the plan of care continues to meet the member’s needs, and the member has successfully transitioned back to the community. Thereafter, for the remainder of the member’s MFP participation period, minimum contacts shall be as described in 2.9.6.9.4.3.7 unless more frequent contacts are required based on the member’s needs and circumstances and as reflected in the member’s plan of care, or based on a significant change in circumstances (see Sections 2.9.6.9.2.1.16. and 2.9.8.4.5) or a short-term nursing facility stay (see Sections 2.9.8.8.5 and 2.9.8.8.7).

10.	The punctuation at the end of Sections 2.9.6.9.6.3.4 and 2.9.6.9.6.3.5 shall be amended as follows:

2.9.6.9.6.3.4	For members in CHOICES Group 2, a completed risk assessment and a risk agreement signed and dated by the member or his/her representative; and

2.9.6.9.6.3.5	For members in CHOICES Group 2, the cost neutrality cap provided by TENNCARE, and a determination by the CONTRACTOR that the projected cost of CHOICES HCBS, home health, and private duty nursing services will not exceed the member’s cost neutrality cap.

11.	Section 2.9.6.12.4 shall be deleted and replaced as follows:

2.9.6.12.4	The CONTRACTOR shall require and shall conduct readiness review activities as necessary to confirm that the EVV system vendor has a plan in place and will be compliant with all Version 5010 and ICD-10 coding requirements in a timely manner;

12.	Section 2.9.6 shall be amended by adding a new Section 2.9.6.13 as follows:

2.9.6.13	TPAES

2.9.6.13.1	The CONTRACTOR shall use the TENNCARE PreAdmission Evaluation System (TPAES) to facilitate submission of all PreAdmission Evaluation (i.e., level of care) applications, including required documentation pertaining thereto, and to facilitate enrollments into and transitions between LTC programs, including CHOICES. The CONTRACTOR shall comply with all data entry and tracking processes and timelines established by TENNCARE in policy or protocol in order to ensure efficient and effective administration and oversight of the CHOICES program.

13.	Section 2.9.7.4.3 shall be amended by adding new Sections 2.9.7.4.3.2 through 2.9.7.4.3.4 as follows:

2.9.7.4.3.2	If a member electing to participate in consumer direction refuses to receive eligible CHOICES HCBS from contract providers while services are initiated through consumer direction, the decision must be documented on a signed and dated Consumer Direction Participation Form. The CONTRACTOR shall not encourage a member to forego receipt of eligible CHOICES HCBS from contract providers while these HCBS are being initiated through consumer direction.

2.9.7.4.3.3	For any CHOICES Group 2 member electing to participate in consumer direction that refuses to receive eligible CHOICES HCBS from contract providers while services are initiated through consumer direction, the member’s care coordinator shall visit the member face to face at least monthly to ensure that the member’s needs are safely met, and shall continue to offer eligible CHOICES HCBS through contract providers.

2.9.7.4.3.4	If eligible CHOICES HCBS are not initiated within sixty (60) days following referral to the FEA, the CONTRACTOR shall notify the member that eligible CHOICES HCBS must be initiated by contract providers unless these HCBS are not needed on an ongoing basis in order to safely meet the member’s needs in the community, in which case, the CONTRACTOR shall submit documentation to TENNCARE to begin the process of disenrollrnent from CHOICES Group 2.

14.	Section 2.9.7.4.4 shall be amended as follows:

2.9.7.4.4	Except as specified in 2.9.7.4.3.2. and in accordance with requirements pertaining thereto, the CONTRACTOR shall be responsible for providing all needed eligible CHOICES HCBS using contract providers, including a back-up plan for such services, until all necessary requirements have been fulfilled in order to implement consumer direction of eligible CHOICES HCBS, including but not limited to: the

FEA verifies that workers for these services meet all necessary requirements (see Section 2.9.7.6.1 of this Agreement); service agreements are completed and signed; and authorizations for consumer directed services are in place. The CONTRACTOR, in conjunction with the FEA, shall facilitate a seamless transition between contract providers and workers and ensure that there are no interruptions or gaps in services.

15.	Section 2.9 shall be amended by adding a new Section 2.9.8 and renumbering the remaining sections of 2.9 accordingly, including any references thereto.

2.9.8 Money Follows the Person (MFP) Rebalancing Demonstration

2.9.8.1 General

2.9.8.1.1	The CONTRACTOR shall, in accordance with this Agreement and federal and State laws, regulations, policies and protocols, assist Eligible Individuals living in a Qualified Institution in transitioning to a Qualified Residence in the community under the State’s MFP Rebalancing Demonstration (MFP).

2.9.8.1.2	Eligible Individuals transitioning to a Qualified Residence in the community and consenting to participate in MFP shall be transitioned from CHOICES Group I into CHOICES Group 2 pursuant to TENNCARE policies and protocols for Nursing Facility-to-community transitions and shall also be enrolled into MFP. For persons enrolled in CHOICES who are also participating in MFP, the CONTRACTOR shall comply with all applicable provisions of this Agreement pertaining to the CHOICES program. This section sets forth additional requirements pertaining to the CONTRACTOR’s responsibilities specifically as it relates to MFP.

2.9.8.1.3	For CHOICES Group 1 members not eligible to participate in MFP or who elect not to participate in MFP, the CONTRACTOR shall nonetheless facilitate transition to the community as appropriate and in accordance with 2.9.6.8.

2.9.8.1.4	The CONTRACTOR shall not delay a CHOICES Group 1 member’s transition to the community in order to meet the ninety (90)-day minimum stay in a Qualified Institution established under ACA and enroll the person into MFP.

2.9.8.2	Identification of MFP Participants

2.9.8.2.1	The CONTRACTOR shall identify members who may have the ability and/or desire to transition from a nursing facility to the community in accordance with Section 2.9.6.8.

2.9.8.2.2	The CONTRACTOR shall assess all nursing facility residents transitioning from the NF to CHOICES Group 2 for participation in MFP. This includes CHOICES Group I members referred for transition, as well as nursing facility residents referred for CHOICES who are not yet enrolled in CHOICES Group 1 but may be determined eligible for Group I, and who have expressed a desire to move back into the community. However, the resident must actually be enrolled into Group 1 in order to qualify for MFP.

2.9.8.2.3	Members may only elect to participate in MFP and the CONTRACTOR may only enroll a member into MFP prior to the member’s transition from the nursing facility to the community. Members will not be eligible to enroll in MFP if they have already transitioned out of the nursing facility.

2.9.8.3	Eligibility/Enrollment into MFP

2.9.8.3.1	Member participation in MFP is voluntary. Members may deny consent to participate in MFP or may withdraw consent to participate in MFP at any time without affecting their enrollment in CHOICES.

2.9.8.3.2	If a member withdraws from MFP, he cannot participate in MFP again without meeting the eligibility requirements for enrollment into MFP (e.g., following a ninety (90)-day stay in a Qualified Institution).

2.9.8.3.3	Only CHOICES Group 1 members who qualify to enroll in CHOICES Group 2 shall be eligible to transition to Group 2 and enroll into MFP.

2.9.8.3.4	In addition to facilitating transition from CHOICES Group 1 to CHOICES Group 2 pursuant to Section 2.9.6.8 of this Agreement and TENNCARE’s policies and protocols, the CONTRACTOR shall facilitate the enrollment of Eligible Individuals who consent into MFP.

2.9.8.3.5	The member’s care coordinator or, if the CONTRACTOR elects to use transition teams, a person who meets the qualifications of a care coordinator shall, using information provided by TENNCARE, provide each potential MFP participant with an overview of MFP and answer any questions the participant has. The CONTRACTOR shall have each potential MFP participant or his authorized representative, as applicable, sign an MFP Informed Consent Form affirming that such overview has been provided by the CONTRACTOR and documenting the member’s decision regarding MFP participation.

2.9.8.3.6	Once a potential MFP participant has consented to participate in MFP, the CONTRACTOR shall notify TENNCARE within two (2) business days via the Tennessee PreAdmission Evaluation System (TPAES) unless otherwise directed by TENNCARE, and shall maintain supporting documentation as specified by TENNCARE that shall be made available to TENNCARE upon request.

2.9.8.3.7	The CONTRACTOR shall verify that each potential MFP participant is an Eligible Individual and shall provide attestation thereof to TENNCARE. The CONTRACTOR shall enter all required data elements into TPAES unless otherwise directed by TENNCARE, and shall maintain supporting documentation as specified by TENNCARE that shall be made available to TENNCARE upon request.

2.9.8.3.8	The CONTRACTOR shall verify that each potential MFP participant will transition into a Qualified Residence in the community and shall provide attestation thereof to TENNCARE. The CONTRACTOR shall enter all required data elements into TPAES unless otherwise directed by TENNCARE and shall maintain supporting documentation as specified by TENNCARE that shall be made available to TENNCARE upon request.

2.9.8.3.9	Final determinations regarding whether a member can enroll into MFP shall be made by TENNCARE based on information provided by the CONTRACTOR.

2.9.8.3.10	TENNCARE may request and the CONTRACTOR shall submit in a timely manner additional documentation as needed to make such determination. Documentation submitted by the CONTRACTOR may be verified, to the extent practicable, by other information, either prior or subsequent to enrollment in MFP, including eligibility, claims and encounter data.

2.9.8.4	Participation in MFP

2.9.8.4.1	The participation period for MFP is 365 days. This includes all days during which the member resides in the community, regardless of whether CHOICES LICBS are received each day. Days are counted consecutively except for days during which the member is admitted to an inpatient facility.

2.9.8.4.2	The participation period for MFP does not include any days during which the member is admitted to an inpatient facility.

2.9.8.4.3	MFP participation will be “suspended” in the event a member is re-admitted for a short-term inpatient facility stay. Member will not have to re-qualify for MFP regardless of the number of days the member is in the inpatient facility, and shall be re-instated in MFP upon return to a Qualified Residence in the community.

2.9.8.4.4	It may take longer than 365 calendar days to complete the 365-day MFP participation period days since a member’s participation period may be interrupted by one or more inpatient facility stays.

2.9.8.4.5	For MFP participants, a significant change in circumstances (see 2.9.6.9.2.1.16.) shall include any admission to an inpatient facility, including a hospital, psychiatric hospital, PRTF, nursing facility or Medicare-certified Skilled Nursing Facility. The member’s Care Coordinator shall (pursuant to 2.9.6.2.4) visit the member face-to- face within five (5) business days of any inpatient facility admission and shall assess the member’s needs, conduct a comprehensive needs assessment and update the member’s plan of care, including the member’s Risk Agreement, as deemed necessary based on the member’s needs and circumstances. If the visit is conducted in the inpatient facility, the CONTRACTOR may elect to have someone who meets the qualifications of a Care Coordinator complete the required face-to-face visit and conduct a comprehensive needs assessment, in which case, the qualified individual conducting the face-to-face visit shall coordinate with the member’s Care Coordinator to update the member’s plan of care, including the member’s Risk Agreement, as deemed necessary based on the member’s needs and circumstances.

2.9.8.4.6	The CONTRACTOR shall review the circumstances which resulted in the inpatient facility admission and shall evaluate whether the services and supports provided to the member are sufficient to safely meet his needs in the community such that continued participation in CHOICES Group 2 and in MFP is appropriate.

2,9.8,4.7	The CONTRACTOR shall notify TENNCARE within five (5) business days of admission any time a member is admitted to an inpatient facility. Such notification shall be made via TPAES unless otherwise directed by TENNCARE. The CONTRACTOR shall maintain supporting documentation as specified by TENNCARE that shall be made available to TENNCARE upon request.

2.9.8.4.7.1.	For purposes of MFP, admission for observation (which is not considered inpatient care) shall not be considered admission to an inpatient facility. Nor shall participation in MFP be suspended during observation days.

2.9.8.4.8	The CONTRACTOR shall be involved in discharge planning on behalf of any MFP participant admitted to an inpatient facility.

2.9.8.4.9	The CONTRACTOR shall notify TENNCARE within two (2) business days when an MFP participant is discharged from a short-term stay in an inpatient facility. Such notification shall include whether the member is returning to the same Qualified Residence in which he lived prior to the inpatient stay, or a different residence which shall also be a Qualified Residence. Such notification shall be made via TPAES unless otherwise directed by TENNCARE. The CONTRACTOR shall maintain supporting documentation as specified by TENNCARE that shall be made available to TENNCARE upon request.

2.9.8.4.10	If at any time during the member’s participation in MFP, the member changes residences, including instances in which the change in residences occurs upon discharge from an inpatient facility stay, the CONTRACTOR shall: 1) notify TENNCARE within two (2) business days of the change in residence; 2) verify that the new residence is a Qualified Residence; and 3) provide attestation thereof to TENNCARE. The CONTRACTOR shall enter all required data elements into TPAES unless otherwise directed by TENNCARE, and shall maintain supporting documentation as specified by TENNCARE that shall be made available to TENNCARE upon request.

2.9.8.4.11	The CONTRACTOR shall track the member’s residency throughout the 365-day MFP participation period. In addition, the CONTRACTOR shall, for purposes of facilitating completion of Quality of Life surveys, continue to track MFP participants’ residency for two (2) years following transition to the community which may be up to one (1) year following completion of the MFP participation period, or until the member is no longer enrolled in the CONTRACTOR’s health plan.

2.9.8.4.12	The CONTRACTOR shall, using a template provided by TENNCARE, issue a written notice of MFP participation to each member enrolled in MFP which shall not occur prior to transition from CHOICES Group 1 to CHOICES Group 2. Such notice shall be issued within ten (10) business days of notification from TENNCARE via the outbound 834 enrollment file furnished by TENNCARE to the CONTRACTOR that the member is enrolled in MFP.

2.9.8.4.13	The CONTRACTOR shall, using a template provided by TENNCARE, issue a written notice to each member upon conclusion of the 365-day participation period. Such notice shall be issued within ten (10) business days of notification from TENNCARE via the outbound 834 enrollment file furnished by TENNCARE to the CONTRACTOR that the member is no longer enrolled in MFP.

2.9.8.4.14	A member who successfully completes 365-day participation period for MFP and is subsequently re-institutionalized may qualify to participate in MFP again but must first meet the “Eligible Individual” criteria. There shall be a minimum of ninety (90) days between MFP participation occurrences. Prior to enrollment in a second MFP occurrence, the care coordinator shall assess the reason for the re-institutionalization to determine if the member is an appropriate candidate for re-enrollment in MFP and if so, shall develop a plan of care (including a Risk Agreement) that will help to ensure that appropriate supports and services are in place to support successful transition and permanency in the community.

2.9.8.5	Plan of Care

2.9.8,5.1	For members participating in the MFP, the Plan of Care shall reflect that the member is an MFP participant, including the date of enrollment into MFP (i.e., date of transition from CHOICES Group 1 to CHOICES Group 2).

2.9.8.5.2	Upon conclusion of the member’s 365-day participation period in MFP, the Plan of Care shall be updated to reflect that he is longer participating in MFP.

2.9.8.6	Services

2.9.8.6.1	A member enrolled in MFP shall be simultaneously enrolled in CHOICES Group 2 and shall be eligible to receive covered benefits as described in 2.6.1.

2.9.8.7	Continuity of Care

2.9.8.7.1	Upon completion of a person’s 365-day participation in MFP, services (including CHOICES HCBS) shall continue to be provided in accordance with the covered benefits described in 2.6.1 and the member’s plan of care. Transition from participation in MFP and CHOICES Group 2 to participation only in CHOICES Group 2 shall be seamless to the member, except that the CONTRACTOR shall be required to issue notice of the member’s conclusion of his 365-day MFP participation period.

2.9.8.8 2.9.8.8.1

Short-Term Nursing Facility Stay

A CHOICES Group 2 member may be admitted for an inpatient short-term nursing facility stay for up to ninety (90) days and remain enrolled in CHOICES Group 2 (see Section 2.6.1.5.4). The CONTRACTOR shall ensure that the member is transitioned from Group 2 to Group 1 at any time: a) it is determined that the stay will not be short-term and the member will not transition back to the community; and b) prior to exhausting the ninety (90) day short-term nursing facility benefit covered for CHOICES Group 2 members (see Section 2.9.6.8.23.4).

2.9.8.8.2	A CHOICES Group 2 member participating in MFP may be admitted for an inpatient short-term nursing facility stay during his 365-day participation period and remain enrolled in MFP regardless of the number of days the member is admitted for inpatient facility care.

2.9.8.8.3	MFP participants admitted for short-term nursing facility stays shall be re-instated in MFP upon discharge and return to a Qualified Residence in the community. The member is not required to meet the ninety (90) day residency requirement criteria for re-instatement into MFP.

2.9.8.8.4	If the short-term stay will exceed ninety (90) days, the CONTRACTOR shall facilitate transition from CHOICES Group 2 to CHOICES Group 1.

2.9.8.8.5	The member’s care coordinator shall monitor the member’s inpatient stay and shall visit the member face-to-face at least monthly during the inpatient stay or more frequently as necessary to facilitate timely and appropriate discharge planning.

2.9.8.8.6	The CONTRACTOR shall conduct a Transition Assessment and develop a Transition Plan (see Section 2.9.6.8) as necessary to facilitate the member’s return to the community. Such assessment shall include a review of the circumstances which resulted in the nursing facility admission and shall evaluate whether the services and supports provided to the member are sufficient to safely meet his needs in the community such that transition back to CHOICES Group 2 and continued participation in MFP is appropriate. The CONTRACTOR shall update the member’s plan of care, including the member’s Risk Agreement, as deemed necessary based on the member’s needs and circumstances.

2.9.8.8.7	Upon discharge from the short-term stay, within one (1) business day, the care coordinator shall visit the member in his/her Qualified Residence. During the ninety (90) days following transition and re-instatement into MFP, the care coordinator shall conduct monthly face-to-face in-home visits to ensure that the plan of care is being followed, that the plan of care continues to meet the member’s needs, and the member has successfully transitioned back to the community.

2.9.8.8.8	MFP participants admitted for short-term nursing facility stays shall be re-instated in MFP upon discharge and return to a Qualified Residence in the community. The member is not required to meet the ninety (90) day residency requirement criteria for re-instatement into MFP.

2.9.8.8.9	Days that are spent in an inpatient facility, including short-term nursing facility stays, do not count as part of the member’s 365-day MFP participation period.

2.9.8.9	TPAES

2.9.8.9.1	The CONTRACTOR shall use the TENNCARE PreAdmission Evaluation System (TPAES) to facilitate enrollments into and transitions between LTC programs, including CHOICES and the State’s MFP Rebalancing Demonstration (MFP), and shall comply with all data collection processes and timelines established by TENNCARE in policy or protocol in order to gather data required to comply with tracking and reporting requirements pertaining to MFP. This shall include (but is not limited to) attestations pertaining to Eligible Individual and Qualified Residence, changes of residence, inpatient facility admissions and discharges, reasons for re- institutionalization, and reasons for disenrollment from MFP.

2.9.8.10	IT requirements

2.9.8.10.1	Pursuant to Section 2.23 of this Agreement, the CONTRACTOR shall modify its information systems to accommodate, accept, load, utilize and facilitate accurate and timely reporting on information submitted to by TENNCARE via the outbound 834 file that will identify MFP participants, as well as those MFP participants in suspended status during an inpatient admission.

2.9.8.1 I	Case Management System

2.9.8.11.1	The CONTRACTOR’s case management system (see Section 2.9.6.12.6) shall identify persons enrolled in MFP and shall generate reports and management tools as needed to facilitate and monitor compliance with contract requirements and timelines.

2.9.8.12	MFP Readiness Review

2.9.8.12.1	Prior to implementation of MFP, as determined by TENNCARE, the CONTRACTOR shall demonstrate to TENNCARE’s satisfaction that the CONTRACTOR is able to meet all of the requirements pertaining to MFP set forth in this Agreement.

2.9.8.12.2	The CONTRACTOR shall cooperate in a “readiness review” conducted by TENNCARE to review the CONTRACTOR’s readiness to fulfill its obligations regarding MFP in accordance with the Agreement. This review may include, but is not limited to, desk and on-site review of documents provided by the CONTRACTOR, a walk-through of the CONTRACTOR’s operations, system demonstrations (including systems connectivity testing), and interviews with CONTRACTOR’s staff. The scope of the review may include any and all MFP requirements of the Agreement as determined by TENNCARE.

2.9.8.12.3	Based on the results of the review activities, TENNCARE, will issue a letter of findings and, if needed, will request a corrective action plan from the CONTRACTOR.

2.9.8.13	MFP Benchmarks

2.9.8.13.1	The CONTRACTOR shall assist TENNCARE in meeting the five (5) annual benchmarks established for the MFP Rebalancing Demonstration which are described below in Sections 2.9.8.13.1.1 through 2.9.8.13.1.5.

2.9.8.13.1.1	Benchmark #1: Number of Persons Transitioned

2.9.8.13.1.1.1	Assist the projected number of eligible individuals in each target group in successfully transitioning from an inpatient facility to a qualified residence during each year of the demonstration. Projected numbers:

Calendar Year	# of Elderly Transitioned	# of Disabled Adults Transitioned

2011	27	23

2012	206	169

2013	261	214

2014	261	214

2015	234	191

2016	206	169

19.8.131E2	Immediately prior to implementation of MFP and at the beginning of each calendar year thereafter, statewide calendar year numbers for benchmark #1 will be allocated on a regional basis to each MCO operating in the region, based on the number of persons in CHOICES Group I. For purposes of incentive payments (see Section 3.11), achievement of this benchmark shall be determined on a regional basis by MCO.

2.9.8.13.1.2	Benchmark #2: Qualified Expenditures for HCBS

2.9.8.13.1.2.1	Increase the amount and percentage of Medicaid spending for qualified home and community based long-term care services during each year of the demonstration.

2.9.8.13.1.2.2	For purposes of incentive payments (see Section 3.11), achievement of this benchmark shall be determined on a statewide basis.

2.9.8.13.1.3	Benchmark #3: Increased Amount and Percentage of HCBS Participants

2.9.8.13.1.3.1	Increase the number and percentage of individuals who are elderly and adults with physical disabilities receiving Medicaid-reimbursed long-term care services in home and community based (versus institutional) settings during each year of the demonstration.

2.9.8.13.1.3.2	For purposes of incentive payments (see Section 3.11), achievement of this benchmark shall be determined on a regional basis by MCO.

2.9.8.13.1.4	Benchmark #4: Increase Unduplicated Contracted Community Based Residential Alternative

2.9.8.13.1.4.1	Increase the number of unduplicated licensed CBRAs contracted with MCOs Statewide to provide HCBS in the CHOICES program during each year of the demonstration. Providers enrolled with more than one (MCO) or in more than one region shall only be counted once. Proposed numbers:

Calendar Year	# of MCO Contracted CBRAs Statewide

2011	70

2012	74

2013	78

2014	82

2015	86

2016	90

2.9.8.13.1.4. 2	For purposes of incentive payments (See Section 3.11), achievement of this benchmark shall be determined on a statewide basis.

2.9.8.13.1.5	Benchmark #5: Increase Participation in Consumer Direction

2.9.8.13.1.5.1	Increase the number of persons receiving Medicaid-reimbursed HCBS participating in consumer direction for some or all services during each year of the demonstration. Projected numbers:

Calendar Year	# in Consumer Direction

2011	450

2012	750

2013	1,000

2014	1,250

2015	1,400

2016	1,500

2.9.8.13.1.5.2	Immediately prior to implementation of MFP and at the beginning of each calendar year thereafter, statewide calendar year numbers for benchmark #5 will be allocated on a regional basis to each MCO operating in the region, based on the number of persons in CHOICES Group 2. For purposes of incentive payments (see Section 3.11), achievement of this benchmark shall be determined on a regional basis by MCO.

16.	Section 2.18.6.5 shall be deleted and replaced as follows:

2.18.6.5	The CONTRACTOR shall develop and implement a training plan to educate long- term care providers regarding compliance with all Version 5010 and ICD-10 coding requirements;

17.	Section 2.21.4.1.4 shall be amended by deleting obsolete references and shall read as follows:

2.21.4.1.4	The claims specified in Section 2.21.4.1.3 shall be paid at the time presented for payment by the provider and the CONTRACTOR shall bill the responsible third party.

18.	The introductory paragraph of Section 2.30.6.4 shall be deleted and replaced as follows:

2.30,6.4	The CONTRACTOR shall submit a quarterly CHOICES Nursing Facility to Community Transition Report. MFP participants (see 2.9.6.8) shall be identified separately for each data element described herein. The report shall include information, by month, on specified measures, which shall include but not be limited to the following:

19.	The introductory paragraph of Section 2.30.6.6 shall be deleted and replaced as follows:

2.30.6.6	The CONTRACTOR shall submit a quarterly CHOICES Consumer Direction of HCBS Report. MFP participants (see 2.9.6.8) shall be identified separately for each data element described herein. The report shall include current information, by month, on specified measures, which shall include but not be limited to the following:

20.	Section 2.30.6.6 shall be amended by adding a new Item (9) as follows:

(9)    The total number and the name, SSN, and phone number, and the authorized representative name and phone number, if applicable, of each member referred to the FEA (for enrollment into consumer direction) that has indicated on his Consumer Direction Participation Form that he does not wish to receive HCBS from contract providers pending enrollment into consumer direction, including the member’s date of enrollment in CHOICES Group 2, the date of referral to the PEA for consumer direction, and the total number of days that HCBS have not been received by each member.

21.	Section 2.30.6 shall be amended by adding a new Section 2.30.6.8 and renumbering the remaining Sections accordingly, including any references thereto.

2.30.6.8	The CONTRACTOR shall submit a quarterly MFP Participants Report. The report shall include information on specified measures, which shall include but not be limited to the following:

(1) The total number and the name and SSN of each CHOICES Group 2 member enrolled into MFP;

(2) The date of each member’s transition to the community (or for persons enrolled in MFP upon enrollment to the CONTRACTOR’s health plan, the date of enrollment into the CONTRACTOR’s health plan);

(3)    Each member’s current place of residence including physical address and type of Qualified Residence;

(4)    The date of the last care coordination visit to each member;

(5)    Any inpatient facility stays during the quarter, including the member’s name and SSN type of Qualified Institution, dates of admission and discharge, and the reason for admission; and

(6)    The total number and name and SSN of each member disenrolled from MFP during the quarter, including the reason for disenrollment.

The CONTRACTOR shall submit its first report following the end of calendar year 2011.

22.	Section 2.30.10.5 shall be deleted and replaced as follows:

2.30.10.5	The CONTRACTOR shall submit a monthly CHOICES Utilization Report. MFP participants (see 2.9.6.8) shall be identified separately for each data element described herein. The report shall be submitted on a monthly basis with a one (1) month lag period (e.g., March information sent in the May report) and shall include a summary overview that includes the number of CHOICES member who have not received any long-term care services within thirty (30) to fifty-nine (59) days, within sixty (60) to eighty-nine (89) days, or in ninety (90) days or more, The report shall also include detailed member data for members who have not received services in the last thirty (30) days, including the member’s name, social security number, CHOICES group, and CHOICES enrollment date; date of last long-term care service; length of time without long-term care services; whether and when long-term care services will resume; and the reason/explanation why the member has not received long-term care services.

23.	Section 2.30.10.6 shall be deleted in its entirety and the remaining Sections shall be renumbered accordingly, including any references thereto.

24.	The introductory paragraph of Section 2.30.11.6 shall be deleted and replaced as follows:

2.30.11.6	The CONTRACTOR shall submit a quarterly CHOICES HCBS Critical Incidents Report (see Section 2.15.7). MFP participants (see 2.9.6.8) shall be identified separately for each data element described herein, The report shall provide information, by month regarding specified measures, which shall include but not be limited to the following:

25.	The introductory paragraph of Section 2.30.16.4 shall be deleted and replaced as follows:

2.30.16.4	The CONTRACTOR shall submit a quarterly CHOICES Cost Effective Alternatives Report that provides information on cost effective alternative services provided to

CHOICES members (see Section 2.6.5.2). MFP participants (see 2.9.6.8) shall be identified separately for each data element described herein. The report shall provide information regarding specified measures, including but not limited to the following:

26.	Section 3.3.1 shall be amended by adding a new Section 3.3.1.1 as follows:

3.3.1.1	The capitation payment for MFP participants who must also he enrolled in CHOICES will be the applicable CHOICES capitation payment. There will be no add-on for MFP participants.

27.	Section 3 shall be amended by adding a new Section 3.11 and renumbering the remaining Section 3 accordingly, including any references thereto.

3.11 MFP INCENTIVE PAYMENTS

3.11.1	Financial incentives will be paid to the CONTRACTOR based on activities performed as part of the MFP Rebalancing Demonstration and in accordance with the following:

3.11.1.1	Upon successful transition to the community of each MFP demonstration participant up to and including the MCO’s established benchmark for the calendar year — a onetime payment of $1,000.

3.11.1.1.1	If a member has been enrolled in more than one MCO during the ninety (90)-day minimum stay in a Qualified Institution established under ADA, the incentive payment shall be awarded to the MCO in which the person is enrolled at transition to the community and enrollment into MFP.

3.11.1.2	Upon successful transition to the community of each MFP demonstration participant that exceeds the MCO’s established benchmark for the calendar year — a one-time payment of $2,000.

3.11.1.2.1	If a member has been enrolled in more than one MCO during the ninety (90)-day minimum stay in a Qualified Institution established under ADA, the incentive payment shall be awarded to the MCO in which the person is enrolled at transition to the community and enrollment into MFP.

3.11.1.3	Upon each MFP demonstration participant’s completion of community living for the full 365-day demonstration participation period without readmission to a nursing facility (excluding short-term SNF stays solely for purposes of receiving post- hospital short-term rehabilitative services covered by Medicare), a one-time payment of $5,000.

3.11.1.3.1	If a member has been enrolled in more than one MCO during the 365-day participation period in MFP, a pro-rated portion of the incentive payment shall be awarded to each MCO based on the number of days the member was enrolled in each plan. Only days included in the 365-day participation period shall be counted and not any days during which MFP participation was suspended during an inpatient facility stay.

3.11.1.4	Upon achievement of only one (1) of the remaining MFP program benchmarks 2-5 for each calendar year of the demonstration (including partial year 2011), a one-time payment of $10,000 per MCO.

3.11.1.5	Upon achievement of only two (2) remaining MFP program benchmarks 2-5 for each calendar year of the demonstration (including partial year 2011), a one-time payment of $25,000 per MCO.

3.11.1.6	Upon achievement of only three (3) remaining MFP program benchmarks 2-5 for each calendar year of the demonstration (including partial year 2011), a one-time payment of $50,000 per MCO.

3.11.1.7	Upon achievement of all four (4) of the remaining MFP program benchmarks 2-5 for each calendar year of the demonstration (including partial year 2011), a one-time payment of $100,000 per MCO.

3.11.2	The CONTRACTOR shall be eligible to receive only one incentive payment pertaining to benchmarks #s 2-5 which shall depend on the total number of benchmarks which the CONTRACTOR meets or exceeds. These incentive payments are not cumulative.

3.11.3	MFP incentive payments pertaining to benchmark #1 shall be payable within thirty (30) days following the end of each calendar quarter for activities performed during the quarter.

3.11.4	The MFP incentive payments pertaining to benchmark #s 3-5 (which shall depend on the total number of these benchmarks which the CONTRACTOR meets or exceeds) shall be payable within thirty (30) days following the end of each calendar year for activities performed during the year.

3.11.5	Any additional MFP incentive payment pertaining to achievement of benchmark #2, which shall reflect the difference between the total incentive payment due the CONTRACTOR for benchmarks #s 2-5 and the incentive payment already made in Section 3.11.4 above (see Section 3.11.2), shall be due by June 30 following the close of the calendar year to permit adequate time for any lag in claims and encounter submission.

28.	The liquidated damage chart in Section 4.20.2.2.7 shall be amended by adding new damages A.27 through A.30 as follows:

A.27

Failure to process a transition referral, including completion of a face-to-face transition screening and assessment and development of a transition plan timely and in

accordance with 2.9.6.8 and TENNCARE policy and protocols

$500 per occurrence

A.28	Failure to initiate CHOICES HCBS or for children under age 21, EPSDT benefits provided as an alternative to nursing facility care in accordance with the member’s plan of care and to ensure that such HCBS or EPSDT benefits are in place immediately upon transition from a nursing facility to the community for any person transitioning from a nursing facility (i.e., CHOICES Group 1) to the community (i.e., CHOICES Group 2), including persons enrolled in MFP (see Sections 2.9.5.4.1.5 and 2.9.6.8.16)	$500 per day for each day that HCBS are not in place following transition from a nursing facility (i.e., CHOICES Group 1) to the community (i.e., CHOICES Group 2) in addition to the cost of services not provided

A.29	Failure to complete in a timely manner minimum care coordination contacts required for persons transitioned from a nursing facility to CHOICES Group 2, including post-discharge and following a significant change in circumstances (see Sections 2.9.6 and 2.9.8)	$500 per occurrence

A.30	Failure to submit complete and accurate data into TPAES pertaining to MFP, or to comply with all data collection processes and timelines established by TENNCARE in policy or protocol in order to gather data required to comply with tracking and reporting requirements pertaining to MFP. This shall include (but is not limited to) attestations pertaining to Eligible Individual and Qualified Residence, changes of residence, inpatient facility admissions and discharges, reasons for re-institutionalization, and reasons for disenrollment from MFP.	$500 per occurrence

29.	Attachment I shall be deleted and replaced in its entirety as follows:

ATTACHMENT I

BEHAVIORAL HEALTH SPECIALIZED SERVICE DESCRIPTIONS

The CONTRACTOR shall provide medically necessary mental health case management and psychiatric rehabilitation services according to the requirements herein.

All behavioral health services shall be rendered in a manner that supports the recovery of persons experiencing mental illness and enhance the development of resiliency of children and families who are impacted by mental illness, serious emotional disturbance, and/or substance abuse issues. Recovery is a consumer driven process in which consumers are able to work, learn and participate fully in their communities. Recovery is the ability to live a fulfilling and productive life [with] a disability.

SERVICE	Mental Health Case Management

DEFINITION

Mental health case management is a supportive service provided to enhance treatment effectiveness and outcomes with the goal of maximizing resilience and recovery options and natural supports for the individual. Mental health case management is consumer-centered, consumer focused and strength-based, with services provided in a timely, appropriate, effective, efficient and coordinated fashion. It consists of activities performed by a team or a single mental health case manager to support clinical services. Mental health case managers assist in ensuring the individual/family access to services.

Mental health case management requires that the mental health case manager and the individual and/or family have a strong productive relationship which includes viewing the individual/family as a responsible partner in identifying and obtaining the necessary services and resources. Services rendered to children and youth shall be consumer-centered and family-focused with case managers working with multiple systems (e.g. education, child welfare, juvenile justice). Mental health case management is provided in community settings, which are accessible and comfortable to the individual/family. The service should be rendered in a culturally competent manner and be outcome driven. Mental health case management shall be available 24 hours a day, 7 days a week. The service is not time limited and provides the individual/family the opportunity to improve their quality of life.

The CONTRACTOR shall ensure mental health case management is rendered in accordance with all of the service components and guidelines herein,

SERVICE DELIVERY

The CONTRACTOR shall:

•

Detenuine caseload size based on an average number of individuals per case manager, with the expectation being that case managers will have mixed caseloads of clients and flexibility between Levels 1 and 2 (Levels 1 and 2 are defined below); and

•	Ensure that caseload sizes and minimum contacts are met as follows:

Case Management Type	Maximum Caseload Size	Minimum Face-to-Face Contacts

Level 1 (Non- Team Approach)*	25 individuals:1 case manager	One (1) contact per week

Level 1 (Team Approaches):

Adult CTT	20 individuals:1 team 20 individuals:1 case manager	One (1) contact per week

Children & Youth (C&Y) CTT	15 individuals:1 team 15 individuals:1 case manager	One (1) contact per week

CCFT	15 individuals:1 team 15 individuals:1 case manager	One (1) contact per week

ACT	100 individuals:1 team 15 individuals: I case manager	One (1) contact per week

PACT	100 individuals:1 team 15 individuals:1 case manager	One (1) contact per week

Level 2*	35 individuals:1 case manager	Two (2) contacts per month

*	For case managers having a combination of Level 1 & Level 2 (non-team) individuals, the maximum caseload size shall be no more than 30 individuals: 1 case manager.

The CONTRACTOR shall ensure that the following requirements are met:

1)	All mental health case managers shall have, at a minimum, a bachelor’s degree or be licensed as a Registered Nurse;

2)	Supervisors shall maintain no greater than a 1:30 supervisory ratio with mental health case managers;

3)	Mental health case managers who are assigned to both a parent(s) and child in the same family, should have skills and experience needed for both ages; mental health case managers who are assigned to individuals with co-occurring disorders (mental illness and substance abuse disorders) should have the skills and experience to meet the needs of these individuals;

4)	Fifty-one percent (51%) of all mental health case management services should take place outside the case manager’s office;

5)	The children and youth (C&Y) (under age eighteen (18)) mental health case management model shall provide a transition from C&Y services into adult services, including adult mental health case management services. The decision to serve an 18-year old youth via the C&Y case management system versus the adult system shall be a clinical one made by a provider. Transition from children’s services, including mental health case management, shall be incorporated into the child’s treatment plan; and

6)	All mental health case management services shall be documented in a treatment plan. Mental health case management activities are correlated to expected outcomes and outcome achievement and shall be monitored, with progress being noted periodically in a written record.

Level 1

Level I mental health case management is the most intense level of service. It provides frequent and comprehensive support to individuals with a focus on recovery and resilience. The CONTRACTOR shall ensure the provision of level 1 mental health case management to the most severely disabled adults and emotionally disturbed children and youth, including individuals who are at high risk of future hospitalization or placement out of the home and require both community support and treatment interventions. Level 1 mental health case management can be rendered through a team approach or by individual mental health case managers. Team approaches may include such models as ACT, CTT, CCFT and PACT, as described below:

Assertive Community Treatment (ACT)

ACT is a way of delivering comprehensive and effective services to adults diagnosed with severe mental illness and who have needs that have not been well met by traditional approaches to delivering services. The principles of ACT include:

1)	Services targeted to a specific group of individuals with severe mental illness;

2)	Treatment, support and rehabilitation services provided directly by the ACT team;

3)	Sharing of responsibility between team members and individuals served by the team;

4)	Small staff (all team staff including ease managers) to individual ratios (approx. 1 to 10);

5)	Comprehensive and flexible range of treatment and services;

6)	Interventions occurring in community settings rather than in hospitals or clinic settings;

7)	No arbitrary time limit on receiving services;

8)	Individualized treatment, support and rehabilitation services;

9)	Twenty-four (24) hour a day availability of services; and

10)	Engagement of individuals in treatment and monitoring.

Continuous Treatment Team (CTT)

CTT is a coordinated team of staff (to include physicians, nurses, case managers, and other therapists as needed) who provide a range of intensive, integrated mental health case management, treatment, and rehabilitation services to adults and children and youth. The intent is to provide intensive treatment to families of children and youth with acute psychiatric problems in an effort to prevent removal from the home to a more restrictive level of care, An array of services are delivered in the home or in natural settings in the community, and are provided through a strong partnership with the family and other community support systems. The program provides services including crisis intervention and stabilization, counseling, skills building, therapeutic intervention, advocacy, educational services, medication management as indicated, school based counseling and consultation with teachers, and other specialized services deemed necessary and appropriate.

Comprehensive Child and Family Treatment (CCFT)

CCFT services are high intensity, time-limited services designed for children and youth to provide stabilization and deter the “imminent” risk of State custody for the individual. There is usually family instability and high-risk behaviors exhibited by the child/adolescent. CCFT services are concentrated on child, family, and parental/guardian behaviors and interaction, CCFT services are more treatment oriented and situation specific with a focus on short-term stabilization goals. The primary goal of CCFT is to reach an appropriate point of stabilization so the individual can be transitioned to a less intense outpatient service,

Program of Assertive and Community Treatment (PACT)

PACT is a service delivery model for providing comprehensive community-based treatment to adults with severe and persistent mental illness. It involves the use of a multi-disciplinary team of mental health staff organized as an accountable, mobile mental health agency or group of providers who function as a team interchangeably to provide the treatment, rehabilitation and support services persons with severe and/or persistent mental illnesses need to live successfully in the community.

Level 2

Level 2 mental health case management is a less intensive level of service than Level 1 and is focused on resilience and recovery. The CONTRACTOR shall ensure that level 2 mental health case management is provided to individuals whose symptoms are at least partially stabilized or reduced in order to allow treatment and rehabilitation efforts.

SERVICE COMPONENTS

The CONTRACTOR shall ensure that mental health case management incorporates the following service components:

Crisis Facilitation

Crisis facilitation is provided in situations requiring immediate attention/resolution for a specific individual or other person(s) in relation to a specific individual. It is the process of accessing and coordinating services for an individual in a crisis situation to ensure the necessary services are rendered during and following the crisis episode. Most crisis facilitation activities would involve face-to-face contact with the individual.

Assessment of Daily Functioning

Assessment of daily functioning involves the on-going monitoring of how an individual is coping with life on a day to day basis for the purposes of determining necessary services to maintain community placement and improve level of functioning. Most assessments of daily functioning are achieved by face- to-face contact with the individual in his or her natural environment.

Assessment/Referral/Coordination

Assessment/referral/coordination involves assessing the needs of the individual for the purposes of referral and coordination of services that will improve functioning and/or maintain stability in the individual’s natural environment.

Mental Health Liaison

Mental health liaison services are offered to persons who are not yet assigned to mental health case management. It is a short-term service for the purposes of service referral and continuing care until other mental health services are initiated.

SERVICE	Psychiatric Rehabilitation

DEFINITION

Psychiatric rehabilitation is an array of consumer-centered recovery services designed to support the individual in the attainment or maintenance of his or her optimal level of functioning. These services are designed to capitalize on personal strengths, develop coping skills and strategies to deal with deficits and develop a supportive environment in which to function as independent as possible on the individual’s recovery journey.

Services included under psychiatric rehabilitation are as follows.

SERVICE COMPONENTS

Psychosocial Rehabilitation

Psychosocial rehabilitation services utilize a comprehensive approach (mind, body, and spirit) to work with the whole person for the purposes of improving an individuals’ functioning, promoting management of illness(s), and facilitating recovery. The goal of psychosocial rehabilitation is to support individuals as active and productive members of their communities. Individuals, in partnership with staff, fonn goals for skills development in the areas of vocational, educational, and interpersonal growth (e.g. household management, development of social support networks) that serve to maximize opportunities for successful community integration, Individuals proceed toward goal attainment at their own pace and may continue in the program at varying levels intensity for an indefinite period of time.

Supported Employment

Supported employment consists of a range of services to assist individuals to choose, prepare for, obtain, and maintain gainful employment that is based on individuals’ preferences, strengths, and experiences. This service also includes a variety of support services to the individual, including side-by-side support on the job. These services may be integrated into a psychosocial rehabilitation center.

Peer Support

Peer support services allow individuals to direct their own recovery and advocacy process and are provided by persons who are or have been consumers of the behavioral health system and their family members and are Certified Peer Support Specialists. A Certified Peer Support Specialist is a person who has identified himself or herself as having received or is receiving mental health or co-occurring disorder services in his or her personal recovery process and has undergone training recognized by the Tennessee Department of Mental Health, Office of Consumer Affairs on how to assist peers with the recovery process.

These services include providing assistance with more effectively utilizing the service delivery system (e.g. assistance in developing plans of care, accessing services and supports, partnering with professionals) or understanding and coping with the stressors of the person’s illness through support groups, coaching, role modeling, and mentoring. Activities which promote socialization, recovery, self- advocacy, development of natural supports, and maintenance of community living skills are rendered so individuals can educate and support each other in the acquisition of skills needed to manage their illnesses and access resources within their communities. Services are often provided during the evening and weekend hours.

Illness Management & Recovery

Illness management and recovery services refers to a series of weekly sessions with trained mental health practitioners for the purpose of assisting individuals in developing personal strategies for coping with mental illness and promoting recovery. Illness management and recovery is not limited to one curriculum, but is open to all evidenced-based and/or best practice classes and programs such as WRAP (Wellness Recovery Action Plan).

Supported Housing

Supported housing services refers to services rendered at facilities that are staffed twenty-four (24) hours per day, seven (7) days a week with associated mental health staff supports for individuals who require treatment services and supports in a highly structured setting. These mental health services are for persons with serious and/or persistent mental illnesses (SPMI) and are intended to prepare individuals for more independent living in the community while providing an environment that allows individuals to live in community settings. Given this goal, every effort should be made to place individuals in facilities near their families and other support systems and original areas of residence. Supported housing services are mental health services and do not include the payment of room and board.

SERVICE	Crisis Services

Definition

Behavioral health crisis services shall be rendered to individuals with a mental health or substance use/abuse issue when there is a perception of a crisis by an individual, family member, law enforcement, hospital staff or others who have closely observed the individual experiencing the crisis. Crisis services are available twenty-four (24) hours a day, seven (7) days a week. Crisis services include twenty-four (24) hour toll free telephone lines answered in real time by trained crisis specialists and face-to-face crisis services including, but not limited to: prevention, triage, intervention, evaluation/referral for additional services/treatment, and follow-up services. Peer support specialists shall be utilized in conjunction with crisis specialists to assist adults in alleviating and stabilizing crises and promote the recovery process as appropriate. Behavioral health crisis service providers are not responsible for pre-authorizing emergency involuntary hospitalizations.

The Mental Health Crisis Response Services — Community Face-to-Face Response Protocols provide guidance for calls that are the responsibility of a crisis response service to determine if a Face-to-Face evaluation is warranted and those that are not the responsibility of the crisis response service. These Protocols were developed to ensure that consumers who are experiencing a behavioral health crisis and have no other resources receive prompt attention. All responses are first determined by clinical judgment.

Guidance for All Calls:

•	For calls originating from an Emergency Dept., telehealth is the preferred service delivery method for the crisis response service

•	After determining that there is no immediate harm, ask the person if he or she can come to the closest walk-in center

•	If a Mandatory Pre-screening Agent (MPA) not employed by a crisis response service is available, there may be no need for a crisis evaluation by mobile crisis

•	For all other calls, unless specified in the Protocols, if a person with mental illness is experiencing the likelihood of immediate harm then a response is indicated.

All of the provisions of the original Agreement not specifically deleted or modified herein shall remain in full force and effect. Unless a provision contained in this Amendment specifically indicates a different effective date, for purposes of the provisions contained herein, this Amendment shall become effective October 1, 2011.

The CONTRACTOR, by signature of this Amendment, hereby affirms that this Amendment has not been altered and therefore represents the identical document that was sent to the CONTRACTOR by TENNCARE.

IN WITNESS WHEREOF, the parties have by their duly authorized representatives set their signatures.